EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

 We consent to the incorporation by reference in the Registration Statements of Asure Software, Inc. on Form S-3 (File  Nos. 333-182828, 333-212317 and 333-216075) and Form S-8 (File Nos. 333-175186 and 333-215097) of our report dated March 20, 2017, with respect to our audit of the consolidated financial statements of Asure Software, Inc. as of December 31, 2016 and for the year then ended, which report is included in this Annual Report on Form 10-K of Asure Software, Inc. for the year ended December 31, 2016.

/s/    Marcum LLP

Marcum LLP
Irvine, California
March 20, 2017